EXHIBIT 16.1

[UHY LLP]

June 9, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by EQONEX Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Form 6-K of EQONEX Limited dated June 9, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY LLP

New York, New York